UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☑       Definitive Additional Materials

☐       Soliciting Material under Rule 14a-12

Delphi Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑       No fee required.

☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Important Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Delphi Financial Group, Inc. (“Delphi”) by Tokio Marine Holdings, Inc. (“Tokio Marine”). In connection with the proposed acquisition, Delphi has filed relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including a definitive proxy statement on Schedule 14A. SECURITY HOLDERS OF DELPHI ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DELPHI’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain these documents free of charge at the SEC’s web site, http://www.sec.gov, and may obtain documents filed by Delphi free of charge from Delphi’s website at www.delphifin.com. In addition, the definitive proxy statement and other documents filed by Delphi with the SEC may be obtained from Delphi free of charge by directing a request to Delphi Financial Group, Inc., c/o Investor Relations Department, 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801.

Certain Information Regarding Participants

Tokio Marine and its directors, executive officers and certain employees and Delphi and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Delphi common stock in respect of the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of Delphi and its directors and executive officers in Delphi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 29, 2012, its definitive proxy statement for the 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011, and its definitive proxy statement regarding the proposed transaction, which was filed with the SEC on February 21, 2012. To the extent holdings of Delphi securities have changed since the amounts contained in these definitive proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Delphi’s website at www.delphifin.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include those referred to in filings of Delphi with the SEC, as well as the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Delphi; the conditions to the completion of the proposed transaction may not be satisfied, or the regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction. Tokio Marine and Delphi assume no obligation, and expressly disclaim any obligation, to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

In a memorandum opinion, decided March 6, 2012, the Court of Chancery of the State of Delaware denied plaintiffs’ motion for a preliminary injunction in In re Delphi Financial Group Shareholder Litigation, Consolidated C.A. No. 7144–VCG.  The following is a copy of the memorandum opinion:

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE DELPHI FINANCIAL GROUP SHAREHOLDER LITIGATION	) ) ) )	Consolidated C.A. No. 7144-VCG

MEMORANDUM OPINION

Date Submitted: March 2, 2012
Date Decided: March 6, 2012

Stuart M. Grant and Cynthia A. Calder, of GRANT & EISENHOFER P.A., Wilmington, Delaware; Michael Hanrahan, Bruce E. Jameson, Paul A. Fioravanti, Jr., and Laina M. Herbert, of PRICKETT, JONES & ELLIOT, P.A., Wilmington, Delaware; OF COUNSEL: Mark Lebovitch and Jeremy Friedman, of BERNSTEIN LITOWITZ BERGER & GROSSMAN LLP, New York, New York; Samuel H. Rudman, Joseph Russello, Mark S. Reich, and Christopher M. Barrett, of ROBBINS GELLER RUDMAN & DOWD LLP, Melville, New York; Randall J. Baron, of ROBBINS GELLER RUDMAN & DOWD LLP, San Diego, California; Marc A. Topaz, Lee D. Rudy, Michael C. Wagner, and J. Daniel Albert, of KESSLER TOPAZ MELTZER & CHECK, LLP, Radnor, Pennsylvania, Attorneys for Plaintiffs.

William M. Lafferty, Kevin M. Coen, and Bradley D. Sorrels, of MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware, Attorneys for Defendants Delphi Financial Group, Inc., Kevin R. Brine, Edward A. Fox, Steven A. Hirsh, James M. Litvack, James N. Meehan, Philip R. O’Connor, and Robert F. Wright.

Gary Bornstein and Kevin J. Orsini, of CRAVATH, SWAINE & MOORE LLP, New York, New York, Attorneys for Edward A. Fox, Steven A. Hirsh, James M. Litvack, James N. Meehan, and Philip R. O’Connor.

Raymond J. DiCamillo and Kevin M. Gallagher, of RICHARDS, LAYTON & FINGER, P.A., Wilmington, Delaware; OF COUNSEL: Brian T. Frawley, of SULLIVAN & CROMWELL LLP, New York, New York, Attorneys for Defendants Tokio Marine Holdings Inc. and TM Investment (Delaware) Inc.

Donald J. Wolfe, Jr., Matthew E. Fischer, Breton W. Ashman, Jr., and Matthew F. Davis, of POTTER ANDERSON & CORROON LLP, Wilmington, Delaware; OF COUNSEL: Christopher P. Moore and Sara A. Sanchez, of CLEARY GOTTLIEB STEEN & HAMILTON LLP, New York, New York, Attorneys for Defendant Robert Rosenkranz.

Collins J. Seitz, Jr., Bradley M. Aronstam, and S. Michael Sirkin, of SEITZ ROSS ARONSTAM & MORITZ LLP, Wilmington, Delaware, Attorneys for Defendants Donald A. Sherman, Stephan A. Kiratsous, and Harold F. Ilg.

Andre G. Bouchard, of BOUCHARD MARGULES & FRIEDLANDER, P.A., Wilmington, Delaware, Attorney for Defendant Chad W. Coulter.

GLASSCOCK, Vice Chancellor

This matter involves the proposed takeover of Delphi Financial Group, Inc. (“Delphi” or the “Company”), by Tokio Marine Holdings, Inc. (“TMH”). Delphi is an insurance holding company founded by Defendant Robert Rosenkranz. Rosenkranz took Delphi public in 1990. In so doing, he created two classes of stock, Class A, largely held by the public, and Class B, retained by Rosenkranz. Although Rosenkranz retained less than 13% of the shares outstanding, each share of Class B stock represented the right to ten votes in stockholder matters, while each share of Class A stock entitled the holder to one vote. In other words, Rosenkranz retained control of Delphi. Among the rights associated with control is the ability to seek a control premium should Delphi be sold. Rosenkranz could retain or bargain away that right; he chose to sell it to the Class A stockholders. This was accomplished by a charter provision, which directed that, on sale of the company, each share of Class B stock would be converted to Class A, entitled to the same consideration as any other Class A stock. This concession to the Class A stockholders resulted, presumably, in a higher purchase price for Class A stock than would have been the case without the provision.
In 2011, TMH, through an intermediary, contacted Rosenkranz about the possible purchase of Delphi. While negotiating with TMH on behalf of Delphi, Rosenkranz at the same time made it clear to Delphi’s board that, notwithstanding the charter provision, he would not consent to the sale without a premium paid for his Class B stock. Although the Delphi board was reluctant to recommend a differential for the Class B stock, it also recognized that the premium TMH was willing to pay over market was very large, and would probably be attractive to the stockholders. It therefore set up a committee of independent directors to negotiate a differential for the Class B stock. The committee was ultimately able to negotiate the per share price demanded by Rosenkranz from $59 down to $53.875.1
Meanwhile, Rosenkranz continued to negotiate with TMH on behalf of Delphi. TMH ultimately agreed to pay $46 per share for Delphi. TMH was then informed that the deal would be structured to provide a differential: $44.875 per share for the Class A shares; $53.875 per share for the Class B shares. The deal was conditioned on a majority of the publicly held Class A shares being voted in favor, and a successful vote to amend the Delphi Charter to allow Rosenkranz to receive the differential.
Before creating Delphi, Rosenkranz had established an investment advising firm, Acorn Advisory Capital L.P. (“Acorn”), which provided investment services to third parties. After Rosenkranz founded Delphi, Delphi established a contractual relationship with Acorn under which Acorn would use Delphi employees and resources to provide services both to third parties and to Delphi. Acorn would then reimburse Delphi for the use of its employees, office facilities, and the like. Acorn

1 The latter amount includes a $1 special dividend agreed to by TMH to be paid around the closing of the merger.

provided investment advisory services to Delphi pursuant to contractual agreements (the “RAM Contracts”), under which Acorn would bill Delphi through another Rosenkranz entity, Rosenkranz Asset Management, LLC (“RAM”). The RAM Contracts are terminable upon thirty days’ notice from either party. The revenue from the sale of Acorn’s services to third parties and to Delphi went to Rosenkranz.
During the negotiation of the Delphi/TMH deal, Rosenkranz discussed with TMH the retention of the RAM Contracts by TMH for a period of years, or, alternatively, the purchase of RAM by TMH. While Rosenkranz and TMH deny that any agreement was reached, Rosenkranz testified that he expects the parties to complete such an agreement shortly after the Delphi/TMH deal closes.
The Plaintiff stockholders argue that Rosenkranz is not entitled to the stock price differential, that the Delphi Board breached its duty to the stockholders in structuring the deal to include such a differential at the Class A stockholders’ expense, and that the fiduciary breaches of Rosenkranz and the Board were aided wrongfully by TMH. They also argue that the RAM Contract was nothing but a device for Rosenkranz to skim money from Delphi for work Delphi could have provided for itself at lower cost, and that the Acorn services sold to third parties represented an opportunity of Delphi’s usurped by Rosenkranz. They argue that the agreement discussed between TMH and Rosenkranz to retain the RAM Contracts for a term of years, or to buy RAM outright, really involved disguised consideration for Rosenkranz’s assent to the Delphi/TMH deal, which therefore constituted additional consideration that should belong to the stockholders. The Plaintiffs seek to enjoin the stockholders’ vote on the Delphi/TMH merger.
Based upon the record developed through expedited discovery and presented at the preliminary injunction hearing, I find that the Plaintiffs have demonstrated a likelihood of success on the merits at least with respect to the allegations against Rosenkranz. However, because the deal represents a large premium over market price, because damages are available as a remedy, and because no other potential purchaser has come forth or seems likely to come forth to match, let alone best, the TMH offer, I cannot find that the balance of the equities favors an injunction over letting the stockholders exercise their franchise, and allowing the Plaintiffs to pursue damages. Therefore, the Plaintiffs’ request for a preliminary injunction is denied.
I. BACKGROUND2
A. Parties
Delphi is a financial services holding company incorporated in Delaware. Delphi’s subsidiaries are insurance and insurance-related businesses that provide

2 I lay out below an abstraction of the events surrounding the negotiation and signing of the Delphi/TMH merger with the knowledge that the evidentiary record is at this point limited. Though the parties contest many of the facts, particularly those surrounding the negotiation of Rosenkranz’s differential consideration, those factual disputes do not affect my decision on the Plaintiffs’ request for injunctive relief.

small- to mid-sized businesses with employee benefit services, including group coverage for long term and short term disability, life, travel accident, dental, and health insurance, and workers’ compensation. Delphi was founded in 1987 by Defendant Robert Rosenkranz, who is Delphi’s current CEO and Chairman.
Delphi’s board comprises nine directors, all of whom are Defendants in this action. Seven of the directors are independent and do not hold officer positions within Delphi.3 They are Kevin R. Brine, Edward A. Fox, Steven A. Hirsh, James M. Litvack, James N. Meehan, Philip R. O’Connor, and Robert F. Wright. The Complaint also names Harold F. Ilg, a former director whose retirement was announced in January 2012, as a Defendant (together with Brine, Fox, Hirsh, Litvack, Meehan, O’Connor, and Wright, the “Director Defendants”).4
Delphi’s board also includes two directors who hold officer positions in the Company: Rosenkranz, who is Chairman of the Board and CEO, and Donald A. Sherman, who has served as President and COO of Delphi since 2006 and as a director since 2002. Sherman also serves as a director of Delphi’s principal subsidiaries and as President and COO of Delphi Capital Management, Inc. (“DCM”), a wholly owned subsidiary of Delphi through which Delphi conducts its

3 Aside from comments made in passing in their Opening Brief, the Plaintiffs have not challenged the independence of these directors. Moreover, it appears unlikely to me that the Plaintiffs’ will be able to successfully challenge these directors’ independence upon a full evidentiary record. In any event, this issue is immaterial to my basis for denying the Plaintiffs’ motion. See infra note 57. I recognize, however, that the issue remains open for trial.
4 For clarity, references to the “Director Defendants” do not include Rosenkranz (who is a director), unless otherwise stated.

New York activities and which is involved in an expense allocation agreement, discussed below, with certain Rosenkranz-affiliated entities.
The Complaint also names several of Delphi’s non-director officers: Defendant Stephan A. Kiratsous, Executive Vice President and CFO of Delphi since June 2011, and Chad W. Coulter, General Counsel of Delphi since January 1998, Secretary since May 2003, and Senior Vice President since February 2007 (together with Rosenkranz, Sherman, and Kiratsous, the “Executive Defendants”).5
Defendant TMH is a Japanese holding company whose subsidiaries offer products and services in the global property and casualty insurance, reinsurance, and life insurance markets. TMH has no affiliation with Rosenkranz, Delphi, or any of the Director or Executive Defendants.
B. Delphi’s Capital Structure and Relevant Charter Provisions
Delphi first issued shares to the public in 1990. Following this IPO, Delphi’s ownership was divided between holders of Class A common stock and Class B common stock. Delphi Class A shares are widely held, publicly traded, and entitled by the Delphi Charter6 to one vote per share. Class B shares are held entirely by Rosenkranz and his affiliates and are entitled to ten votes per share; however, the the Delphi Charter caps the aggregate voting power of the Class B shares at 49.9%.

5 I note that both Sherman and Rosenkranz are directors as well as officers; however, I include them only under the label “Executive Defendants” to differentiate their roles in this action from those of the non-officer directors.
6 Pl.’s Opening Br. Supp. Mot. Prelim. Inj. (“POB”) app. Ex. 1, Restated Certificate of Incorporation of Delphi Financial Group, Inc. [hereinafter “Delphi Charter”].

Rosenkranz also owns Class A shares, but a voting agreement with Delphi caps Rosenkranz’s total voting power, regardless of his stock ownership, at 49.9%. Although Rosenkranz possesses 49.9% of the Delphi stockholder voting power due to his Class B shares, his stock ownership accounts for roughly 12.9% of Delphi’s equity.
In addition to the cap the Delphi Charter places on Class B voting power and the cap placed on Rosenkranz’s total voting power by voting agreement, the Delphi Charter contains other restrictions on the Class B shares and Rosenkranz’s rights as the holder of those shares. Except for transfers to certain affiliates, the Delphi Charter provides that the transfer of any Class B shares first effects a share-for-share conversion of those shares into Class A stock;7 thus, while Rosenkranz exercises with his Class B voting power an effective veto right over any action requiring stockholder approval, he is unable to transfer that voting power. Moreover, the Delphi Charter contains a provision prohibiting disparate consideration between Class A and B stock in the event of a merger:
[I]n the case of any distribution or payment . . . on Class A Common Stock or Class B Common Stock upon the consolidation or merger of the
Corporation with or into any other corporation . . . such distribution payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class.8

7 Delphi Charter §§ A(3), A(4)(b).
8 Delphi Charter § 7. Section 7 excludes from this equal distribution requirement certain dividend and liquidation payments that are not relevant here.

These Charter provisions were in force at Delphi’s IPO, and while they preserve Rosenkranz’s voting power and effective right of approval over all Delphi actions requiring a majority stockholder vote, they severely limit Rosenkranz’s ability to realize any other benefits by means of his Class B stock ownership, beyond those he of course possesses as a 12.9% equity holder in Delphi.
C. Delphi’s Consulting Contracts with Rosenkranz -Affiliated Entities
Before founding Delphi in 1987, Rosenkranz created in 1982 a group of private investment funds to construct and manage investment portfolios. One such fund was Acorn Partners, L.P., which is managed by Acorn, a financial advisory firm registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Since 1982, Acorn has provided consulting services to third parties.
Pursuant to two contracts entered into in 1987 and 1988, Delphi and its largest subsidiary, Reliance Standard, receive investment consulting services from Acorn under the RAM Contracts. Although Acorn provides the services under these contracts, payment under the contracts is made by Delphi to RAM, another Rosenkranz-affiliated entity, in order to segregate the fees Acorn receives from

Delphi from those it receives from other parties to which it provides services.9 This payment arrangement is purportedly for accounting purposes and does not affect the economics of the contracts, as Rosenkranz is the beneficial owner of both Acorn and RAM.10 The RAM Contracts have been publicly disclosed in Delphi’s SEC filings since the Company’s 1990 IPO. Additionally, they are terminable by either RAM or Delphi upon thirty days’ notice.
For the consulting services it provides to Delphi, Acorn operates through an Expense Allocation Agreement (“EAA”) with DCM, a wholly owned subsidiary of Delphi and the entity through which Delphi conducts its New York activities. Under the EAA, DCM provides Acorn with office space, facilities, and personnel; in fact, Acorn’s “employees” are on the DCM payroll.11 Acorn then reimburses DCM for these personnel, facility, and office space costs.12 Acorn itself does not actually own any assets beyond, according to Rosenkranz, proprietary trading systems and models developed by him that Acorn uses for its business.13 At oral argument, Defendants’ counsel seemed unclear as to exactly what tangible value the RAM Contracts bring to Delphi that Delphi could not provide to itself at cost.

9 Robert Rosenkranz Dep. 18:19-19:8 (Feb. 10, 2012).
10 Id. at 20:22-24, 31:22-24.
11 Id. at 24:11-17.
12 See Delphi Defs.’ Answering Br. (“DDAB”) Ex. 11, Delphi Fin. Group, Inc., Definitive Proxy Statement (Schedule 14A), at 111 (Feb. 21, 2012) (“Pursuant to an expense allocation agreement, a subsidiary of the Company received periodic payments from RAM, Acorn and various other entities in which Mr. Rosenkranz has personal financial interests in respect of expenses associated with certain shared office space, facilities and personnel.”).
13 Rosenkranz Dep. 35:1-36:19.

The nature of the benefit of the RAM Contracts to Delphi remains unclear to me, perhaps because the contracts are, as the Plaintiffs allege, sham agreements through which Rosenkranz has being skimming money from Delphi since the Company’s inception. That theory, however, awaits factual development on a full record.
D. TMH Approaches Delphi Regarding an Acquisition
On July 20, 2011, TMH made an unsolicited approach, through its investment banker MacQuarie Capital (“MacQuarie”), to Delphi to express its interest in acquiring the Company. TMH had plans to expand internationally and enter the property, casualty, and life insurance markets, and it had identified Delphi as a potential acquisition target in pursuit of that strategy. A MacQuarie representative called Rosenkranz to request a preliminary meeting between the senior management of Delphi and TMH. Rosenkranz’s initial response was that he did not think Delphi was for sale. Eventually, however, Rosenkranz called the MacQuarie representative back and indicated that he would report TMH’s interest to Delphi’s Board at the upcoming quarterly meeting. Rosenkranz also tentatively scheduled a meeting between Delphi and TMH representatives for the day after the board meeting. 14

14 In the Plaintiffs’ version of these events, Rosenkranz scheduled the meeting with TMH during the initial phone call with MacQuarie, rather than sometime thereafter, thus setting up the Plaintiffs’ argument that Rosenkranz waited weeks before informing Delphi’s Board of the

At the Delphi Board’s August 3rd meeting, Rosenkranz informed the other directors of the Delphi Board of TMH’s interest in acquiring Delphi. The Director Defendants authorized preliminary discussions and disclosures with TMH.15 The directors also discussed the seriousness of TMH’s interest, and Rosenkranz suggested 1.5-2.0 times book value as a reference point for an attractive deal, or $45-$60 per share, approximately an 80-140% premium over the Class A stock price at the time.
For most of August, senior management from Delphi and TMH had general discussions regarding a potential merger, with Rosenkranz representing Delphi with assistance from Delphi COO Sherman and CFO Kiratsous. Delphi began providing due diligence materials in late August and continued to discuss potential synergies with TMH; however, no discussions of price or other specific terms occurred.

meeting and implying that Rosenkranz intended to keep the Board in the dark until it was too late for it to have any input. See POB at 13. Although Plaintiffs’ counsel’s recounting of these initial phone calls certainly fits their preferred narrative of a merger negotiation dominated from the outset by an autarchic controller, it is not supported by the current record. See Rosenkranz Dep. 212:9-15 (“I don’t think the meeting was set up on July 20th, but somewhere in the interim [between Anderson’s initial phone call and the August 3rd board meeting] it was set up.”); James M. Anderson Dep. 72:17-23 (Feb. 9, 2012) (“[Rosenkranz’s] initial reaction was that Delphi was not for sale, but he would think about it and call me back.”).
15 The Plaintiffs contend that while the Board authorized preliminary negotiations at its August 3, 2011, meeting, it did not in fact authorize the Executive Defendants to engage in price negotiations. At this stage of the proceedings, the evidence in the record is insufficient to allow me to make such a finding. Regardless, this issue of fact is immaterial to my decision here on the Plaintiffs’ request for a preliminary injunction.

During this time, Rosenkranz considered how he might receive a premium on his Class B shares above what the Class A stockholders would receive in the Merger. Because the Delphi Charter prohibits disparate distributions of merger consideration through a provision that was in place when Delphi went public in 1990, Rosenkranz knew that any premium would require a charter amendment. Apparently undeterred by the fact that Section 7 of Delphi’s Charter would likely be viewed by Delphi’s public stockholders as expressly prohibiting the differential consideration he sought, and that the Delphi stock price paid by these investors likely reflected a company in which the controlling stockholder, though retaining voting control, had bargained away his right to be compensated disparately for his shares, Rosenkranz discussed with Sherman, Kiratsous, and Coulter, Delphi’s General Counsel, how such a division of the merger proceeds might be accomplished. 16 The Executive Defendants obtained data on acquisitions of corporations with dual-class stock, and Coulter advised Rosenkranz that a special committee should be formed and that the transaction should be conditioned on approval by a majority vote of the disinterested Class A stockholders. 17 Despite using Delphi resources in procuring this advice, Rosenkranz did not inform the Board of his desire for disparate consideration until a Board meeting in mid September.

16 Rosenkranz Dep. 95:23-97:23.
17 Id. at 126:11-17; 320:18-321:3.

On September 7, 2011, at a meeting attended by the Executive Defendants, Brimecome conveyed TMH’s interest in acquiring Delphi at a price between $33- $35 per share (a 50-59% premium over Delphi’s then-market price of $21.98). After initially responding that TMH’s offer was inadequate, Rosenkranz later contacted Brimecome to reiterate his disappointment and convey his expectation of an opening offer in the range of 1.5-2.0 times book value, or $45-$60 per share, which was consistent with the price he had suggested to Delphi’s Board in early August. 18 Rosenkranz countered with this range despite the fact that he knew at the time that he was unwilling to sell at $45. Nevertheless, he thought $45 per share might be attractive to the Class A stockholders, as Delphi’s stock was at the time trading around the low twenties, and he suspected that demanding his own desired price of $55-$60 at that stage of the negotiations would have turned off TMH and killed the discussions.19 Several days later, Brimecome called and informed Rosenkranz that TMH, after hearing that $40 was a nonstarter for Delphi’s controlling stockholder, was raising its offer to $45 per share, then a 106% premium over market. Rosenkranz advised Brimecome that he would take the offer to Delphi’s Board.

18 Ian Brimecome Dep. 38:17-39:21 (Feb. 8, 2012).
19 Rosenkranz Dep. 226:6-227:12.

E. The Board Forms a Special Committee and Sub-Committee
On September 16, 2011, Rosenkranz presented TMH’s $45 per share offer to the Board.20 Rosenkranz acknowledged the offer’s substantial premium over Delphi’s stock price, but he disclosed to the Board that he nonetheless found it inadequate from his perspective as controlling stockholder, and that he would be unlikely to vote his Class B shares in favor of Merger at that price.21 Because of the conflict of interest Rosenkranz’s position created between him and Delphi’s public stockholders, Rosenkranz suggested, and the Board agreed, to form a Special Committee, comprising the Board’s seven independent directors (the Director Defendants), to evaluate the proposal from TMH, direct further discussions with TMH, and consider alternatives to the TMH proposal.22 The members of the Special Committee held Class A shares only,23 aligning their financial interests with those of the public stockholders.
The Special Committee retained Cravath, Swaine & Moore LLP (“Cravath”) as legal advisor and Lazard Frères & Co. LLC (“Lazard”) as financial advisor.24 Cravath advised the Special Committee of its fiduciary obligations, including its mandate to represent only the Class A stockholders, and interviewed the directors

20 DDAB Ex. 15, at DELPHI00000289-90.
21 Id. at DELPHI00000290.
22 Id. at DELPHI00000293.
23 Id. Ex. 3, Delphi Fin. Group, Definitive Proxy Statement (Schedule 14A), at 2 (Apr. 14, 2011).
24 Id. Ex. 17, at DELPHI0000854.

about their connections to Rosenkranz .25 Based on these interviews and per Cravath’s advice, the Special Committee limited its membership to five directors— Fox, Hirsh, Litvack, Meehan, and O’Connor—each chosen for his relative business and industry experience and his lack of any connection, economic or social, to Rosenkranz.
At a later board meeting, the full Delphi Board formally established the Special Committee and set forth its mandate.26 The Board charged the Special Committee with representing the best interests of the Class A stockholders, granted the Special Committee full authority to take any action that would be available to the Board in connection with the transaction, and authorized the Special Committee to pursue and consider alternative transactions to the TMH bid if it deemed such alternatives to be of interest to the Class A stockholders. Additionally, the Board conditioned its approval or recommendation of the potential transaction on the Special Committee’s affirmative recommendation thereof. The Special Committee then met and created a Sub-Committee— comprising Fox, Meehan, and O’Connor—to act on the Special Committee’s behalf with respect to any matters related to Rosenkranz and differential merger consideration .27 The Sub-Committee was given full authority with respect to these

25 Id. at DELPHI0000854-88.
26 See id. Ex. 20, at DELPHI00000295-300.
27 See id. Ex. 18, at DEL_SCP00000001-09.

matters. Finally, just as the Board conditioned its approval of any transaction on a favorable recommendation by the Special Committee, the Special Committee conditioned its approval on the favorable recommendation of the Sub-Committee.
The Special Committee then sought advice from its legal and financial advisors on its obligations and the valuation of the Company. Lazard advised the Special Committee that the premium offered by the TMH proposal—more than 100% over Delphi’s stock price at the time—was a tremendous deal, and that in light of the significant premium offered, Delphi was unlikely to see a comparable proposal from another buyer.28 The Special Committee discussed Lazard’s advice and considered whether to solicit additional offers, such as through an auction or a quiet shopping of the Company. Ultimately, the Special Committee concluded that since TMH was the acquirer most likely to be interested in acquiring Delphi and had already offered a colossal premium over market price, shopping Delphi was not worth the impact such a course of action would have on negotiations with TMH or the risk of a potential leak disrupting Delphi’s ongoing business.29
F. Price Differential Negotiations
Leading up to and simultaneously with the negotiations with TMH, the Sub- Committee negotiated with Rosenkranz regarding whether there would be any disparate allocation of the Merger consideration and, if so, what the differential

28 See id. Ex. 21, at DEL_ SCP00000012-87.
29 See id. Ex. 22, at DEL_SCP00000092-94.

would be. Rosenkranz opened the discussion with a request of $59 per Class B share and $43 per Class A share, asserting to the Special Committee that he did not expect TMH to raise its offer price; that if TMH did raise its price, Rosenkranz expected that increase to be allocated evenly dollar-for-dollar on top of the $59/$43 split; that he was unequivocally not a seller at $45; and that if his demands were not met, he would have no qualms about walking away from the deal and continuing the status quo of running Delphi on a standalone basis. 30 The Sub-Committee reviewed comparable acquisitions of companies with dual-class stock, and, after hearing from its financial and legal advisors that disparate consideration in such cases is unusual and problematic, attempted to persuade Rosenkranz, over a number of meetings and phone conversations, to accept the same price as the Class A stockholders. 31 Nevertheless, Rosenkrantz remained obstinate, refusing to back down on his demand for some level of disparate consideration.
The Sub-Committee considered whether Rosenkrantz was truly willing to walk away from the merger rather than accept $45 per share, and it concluded, for

30 See id. Ex. 28, at DEL_SCP00000090.
31 See, e.g., id. Ex. 22, at DEL_SCP00000092-94 (“[Lazard’s representative] . . . discussed with the directors that differential consideration transactions were highly unusual . . . . [Lazard and Cravath’s representatives] also discussed with members of the Sub-Committee the precedent transactions that involved differential consideration, including a detailed discussion of . . . the ensuing litigation . . . . The Sub-Committee then determined that Mr. Fox would initially engage with Mr. Rosenkranz and urge Mr. Rosenkranz to accept the same consideration as the Class A stockholders.”); see also generally id. Exs. 23, 25-26, 28 (containing the board minutes describing further advice rendered to the Sub-Committee and Special Committee by Cravath and Lazard); id. Ex. 31 (discussing conversations between Fox and Rosenkranz regarding differential consideration).

several reasons, including Rosenkranz’s plans for Delphi’s expansion, that Rosenkranz was prepared to jettison the deal if he did not get his way. Thus, not wanting to deprive the Class A stockholders of the opportunity to realize a circa-100% premium on their shares, the Special Committee decided to accept the idea of differential consideration but to fight for a reduction in the consideration differential.32
The Sub-Committee engaged in a back-and-forth with Rosenkranz in the days leading up to an October 14, 2011, meeting with TMH representatives. The Sub-Committee informed Rosenkranz that it was willing to permit him differential consideration, but only if Rosenkranz’s per share incremental premium was limited to less than 10%, to which Rosenkranz replied by reducing his request for disparate consideration to $55.50 per share for Class B shares and $43.50 per share for the Class A shares.33 Just days before the October 14th meeting with TMH, the Sub-Committee and Rosenkranz remained far apart on the magnitude of the differential. Still, neither side wanted to lose momentum in the negotiations with TMH or insult the TMH representatives who were flying in from Japan, and so both sides felt that it was important to keep the October 14th meeting date.
There was also the issue of what role Rosenkranz should have in the upcoming meeting, given his and the Sub-Committee’s concurrent sparring over

32 See id. at DEL_ SCP00000104-05.
33 See id. Ex. 34, at DEL_ SCP00000114.

the differential consideration. After consulting with Cravath, the Sub-Committee decided that it was best to allow Rosenkranz to remain the point person, subject to direction and oversight by the Special Committee and Sub-Committee. 34 The Sub- Committee reasoned that Rosenkranz would be an effective negotiatior because, as Chairman, CEO, and founder of Delphi, Rosenkranz had intimiate knowledge of the business, and that while Rosenkranz’s interests were adverse to the Class A stockholders’, both Classes’ interests were aligned with respect to securing the highest total offer from TMH. Moreover, as TMH did not at that point know of the potential for differential consideration, the Special Committee did not want to spook TMH by replacing Rosenkranz, who had theretofore represented Delphi in the negotiations. The Special Committee thus agreed that Rosenkranz would remain the face of the negotiations and would attend the October 14th meeting with TMH. Apparently not trusting Rosenkranz to act solely as a fiduciary for the stockholders, the Special Committee also directed Lazard to attend the meeting. 35
G. Merger Price Negotiations
The morning before the October 14th meeting, the Special Committee met to decide on Delphi’s position with respect to price. After a discussion with Lazard,

34 See id. Ex. 22, at DEL_SCP00000093; id. Ex. 25, at DEL_SCP00000139-40.
35 Like Hamlet, the Special Committee appeared to trust Rosenkranz as it would an adder fanged. See WILLIAM SHAKESPEARE, HAMLET act 3, sc. 4., at 76 (Stanley Appelbaum & Shane Weller eds., Dover Publ’ns 1992) (“There’s letters seal’d, and my two schoolfellows, / Whom I trust as I will adders fang’d, / They bear the mandate. They must sweep my way / And marshal me to knavery.”).

the Special Committee directed Rosenkranz to request that TMH increase its offer to $48.50 and authorized Rosenkranz to convey to TMH that he would take a price of $47 or higher back to the Special Committee if the circumstances warranted.36 At the meeting with TMH, Rosenkranz requested $48.50 per share, and TMH responded that it would consider whether it could increase its offer, although it expressed surprise that Delphi was asking for more money given that TMH had previously indicated that $45 was its maximum price.37
Several days later, Brimecome of TMH called Rosenkranz to inform him that $45 was TMH’s best and final offer.38 Authorized by the Special Committee to drop Delphi’s ask to $47 per share, Rosenkranz responded by proposing a $2 special dividend per share at or around the time of the closing (which would effectively increase the merger consideration to $47). Brimecome then informed Rosenkranz that TMH would respond to this offer shortly. The next day, TMH contacted Rosenkranz to counter with a $1 special dividend; Rosenkranz agreed to take the offer to the Special Committee.
Rosenkranz immediately called Fox, the Chairman of the Special Committee, and informed him of the call with TMH.39 Rosenkranz relayed TMH’s offer and indicated that he would not support a transaction based on TMH’s

36 See DDAB Ex. 25, at DEL_ SCP00000139-40.
37 See id. Ex. 13, at DEL _SCP00000141.
38 See id. Ex. 26, at DEL _SCP00000143.
39 See id. at DEL_SCP00000143-44.

revised offer unless the $1 special dividend was split evenly between Class A and Class B shares. Rosenkranz also warned Fox that he would refuse to entertain further negotiations regarding the differential consideration, and that he would walk away from the transaction if he did not receive $56.50 for each of his Class B shares (with the Class A consideration being $44.50 per share).40 The Special Committee and the Sub-Committee thus decided to finish negotiating the terms of the differential consideration before responding to TMH’s revised offer.
H. Agreement on Price and Remaining Merger Terms
With TMH’s offer of $46 per share ($45 plus the $1 special dividend) on the table, the Sub-Committee and Rosenkranz continued their negotiations regarding the division of the Merger consideration. Fox and Rosenkranz engaged in extensive back-and-forth discussions, with Rosenkranz refusing to accept less than $56.50 for his Class B shares and Fox holding fast to his demand for $45.25 for the Class A shares, which would have left $51.25 per Class B share. Over the course of this back-and-forth, Rosenkranz’s gamut of emotions confirmed that the Kübler-Ross Model41 indeed applies to corporate controllers whose attempts to divert merger consideration to themselves at the expense of the minority stockholders are rebuked by intractable special committees. Rosenkranz began in denial of the fact

40 These amounts include the $1 special dividend.
41 See generally ELISABETH KÜBLER-ROSS, ON DEATH AND DYING 51-146 (Scribner 1997) (1969) (discussing the Kübler-Ross Model, or as it is commonly known, the Five Stages of Grief).

that he might not receive his original request of $59 per share and was isolated with the formation of the Special Committee, grew angry as the Sub-Committee held firm to its original demand of $45.25 for the Class A shares,42 began to bargain and revised his proposal to $44.75 for the Class A shares,43 plunged into depression when the Sub-Committee only reduced its demand to $45 per Class A share,44 and finally arrived at “acceptance” when Fox, believing the deal to be in jeopardy, proposed $44.875 for Class A and $53.875 for Class B.45
Fox brought this proposal to the Sub-Committee, which approved the differential consideration of $53.875 and $44.875, which fell on the low end of the range of differential consideration transactions presented by Lazard. The Sub-Committee brought the proposal to the Special Committee, which upon hearing Fox’s report approved the differential and agreed to accept TMH’s $46 offer and move forward with the remaining terms of the transaction. On October 21, 2011, Rosenkranz relayed the Special Committee’s acceptance to TMH and informed

42 See DDAB Ex. 38, at DEL _SCP00000165 (“Mr. Rosenkranz then became extremely upset and angry and had stated that he could not understand the legal basis for the Sub-Committee’s demand that the Class A stockholders receive $45.25 per share.”).
43 See id. Ex. 37, at DEL_SCP00000155 (“Mr. Rosenkranz then proposed to Mr. Fox that the Class A stockholders receive approximately $44.75 per share and the Class B stockholders receive approximately $54.81 per share.”).
44 See id. Ex. 40, at DEL _SCP00000182 (“Mr. Rosenkranz sounded depressed” and told Fox that he “could not believe that the Sub-Committee was willing to threaten the deal and that the negotiation process had to be this financially painful for him.” Rosenkranz also told Fox that “he felt beaten up and that the Sub-Committee had handled him harshly.”).
45 See id. at DEL _SCP00000182 (discussing a phone call between Fox and Rosenkranz where Fox reduced his initial demand of $45 to $44.875, to which Rosenkranz responded “that he could live with such a transaction”).

TMH for the first time of the differential consideration, toward which TMH reportedly did not express any concern.46
In the months following the agreement on price, the Special Committee and TMH negotiated the remaining terms of the Merger. One of the key provisions obtained by the Special Committee was the non-waivable conditioning of the Merger on the affirmative vote of a majority of the disinterested Class A stockholders. In other words, the Merger must receive majority approval from a group of Class A shares that excludes Class A shares owned directly or indirectly by Class B stockholders (Rosenkranz), Delphi officers or directors, TMH, or any of their affiliates.
In addition, since Section 7 of Delphi’s Charter prohibits the unequal distribution of merger consideration, the parties agreed to condition the Merger on the approval of a charter amendment that explicitly excludes the Merger from that prohibition (the “Charter Amendment”). The Sub-Committee found such an amendment to be in the best interests of the Class A stockholders as it was, in the view of the Sub-Committee and in light of Rosenkranz’s demands, the only way to enable the Class A stockholders to obtain a substantial premium on their shares.47 The differential was necessary to secure Rosenkranz’s approval of the deal, and the Charter Amendment was necessary to allow that differential.

46 See id. Ex. 42, at DEL_SCP00000255-57.
47 See id. Ex. 52, at DEL_SCP00000536.

I. Rosenkranz Tries to Hustle the RAM Contracts
On December 12, 2011, shortly before the signing of the Merger Agreement, Rosenkranz informed Cravath that he and TMH had been discussing the possibility of having TMH acquire RAM, Rosenkranz’s investment advising company that provides services to Delphi, immediately before the closing for a price around $57 million. This development concerned the Sub-Committee, as it realized that the $57 million could be seen as additional Merger consideration being allocated to Rosenkranz, rather than as compensation for investment consulting services, if the transaction were structured as an up-front payment with no obligation for RAM or Acorn to continue to perform.
As an alternative, TMH proposed an agreement to keep the RAM Contracts in place for five years. This alternative also concerned the Sub-Committee because the RAM Contracts are terminable by Delphi on thirty days’ notice, and an agreement by TMH to continue those contracts for five years would guarantee additional payments to Rosenkranz that might otherwise be unavailable. Moreover, the Sub-Committee questioned the value of RAM’s consulting services to TMH, which gave the Sub-Committee concern that TMH was purchasing the RAM Contracts to secure Rosenkranz’s consent to the merger and not to obtain the services themselves.

Addressing its concerns, the Sub-Committee decided to push Rosenkranz and TMH to postpone their negotiations regarding the RAM Contracts until after the Merger Agreement was signed, at which point Rosenkranz would be contractually obligated through a voting agreement to support the merger .48 The Sub-Committee reasoned that such a postponement would effectively ensure that the RAM Contracts purchase negotiations were based on the actual value TMH saw in RAM’s services, rather than a need to induce Rosenkranz to support the merger.
Although the Sub-Committee’s proposition agitated Rosenkranz, he told the Sub-Committee that he would postpone any renegotiation of the RAM Contracts until after the merger and voting agreement were signed .49 The Sub-Committee also obtained the inclusion in the Merger Agreement of a contractual representation by TMH that there were no agreements or understandings between TMH and Rosenkranz other than those expressly set forth in the transaction documents.50 Additionally, the Special Committee used this incident in an attempt to obtain a higher price from TMH, but TMH quickly rejected the Special

48 See id. Ex. 45, at DEL_SCP00000392-94.
49 See id. Ex. 58, at DEL_SCP00000396.
50 See id. Ex. 49, Delphi Fin. Group, Inc., Current Report (Form 8-K), Ex. 2.1 at 32 (Dec. 21, 2011).

Committee’s request and made clear that it was unwilling to reopen the issue of price.51
J. Merger Signing and the Purported “Gentlemen’s Agreement”
On December 20, 2011, the Sub-Committee, Special Committee, and the full Board held meetings to discuss the finalized terms of the Merger Agreement. Lazard advised that the overall merger consideration was fair and represented a significant premium over market price.52 Also, the Special Committee, considering data provided to it by Lazard, concluded that the consideration differential was well within and potentially at the low end of comparable precedent transactions. The Sub-Committee, Special Committee, and the Board then approved the transaction, and Delphi and TMH executed the Merger Agreement on December 21, 2011.
Despite Rosenkranz’s representations to the Sub-Committee and TMH’s contractual representations in the Merger Agreement, it became apparent during discovery for this action that there had been a non-binding understanding, or “Gentlemen’s Agreement,” between TMH and Rosenkranz that TMH would continue to pay Rosenkranz for five years of investment consulting services, either

51 See id. Ex. 61.
52 The unadjusted closing price of Delphi’s publicly traded stock on December 20, 2011, the day before the merger was announced, was $25.43. See Yahoo! Finance, Delphi Financial Group Inc. Co. Historical Prices, http://finance.yahoo.com/q/hp?s=DFG (last visited Mar. 5, 2012). The consideration of $44.875 per Class A share offered by the Merger thus represents a 76% premium over market price.

under the RAM Contracts or, if TMH terminated the contracts, directly to Rosenkranz. After reviewing a series of emails that revealed this Gentlemen’s Agreement, the Sub-Committee decided to revise Delphi’s Preliminary Proxy filed on January 13, 2012, to disclose the content of the emails and the Sub-Committee’s conclusion that they indicated the existence of a non-binding agreement between Rosenkranz and TMH that existed before the signing of the Merger. The Sub-Committee also informed TMH and Rosenkranz that it was considering exercising its termination rights due to TMH’s breach of a contractual representation or changing its recommendation of the Merger to the stockholders.
TMH and Rosenkranz responded by providing the Special Committee with a letter agreement denying that any “Gentlemen’s Agreement” existed and stating that, if there had been such an agreement regarding the RAM Contracts, TMH and Rosenkranz “expressly and irrevocably repudiate, and waive any and all rights that [they] may have pursuant to, any such Contract or understanding.”53 After receiving the letter, the Sub-Committee met again to decide on a course of action. The Sub-Committee determined that, despite the denial in the letter agreement, a non-binding understanding had existed between TMH and Rosenkranz, but that TMH and Rosenkranz had repudiated the Gentlemen’s Agreement with their letter.

53 DDAB Ex. 67.

The Sub-Committee’s conclusions were disclosed in Delphi’s February 21, 2012, Definitive Proxy. 54
The Special Committee and Sub-Committee then reviewed anew whether they considered the proposed Merger and the differential consideration to be fair to the Class A stockholders. They determined that the Merger was fair on both counts and thus decided against changing their recommendation to the stockholders, obviating the need to determine whether Delphi had the right to terminate the Merger Agreement on the basis of TMH’s alleged breach.
II. THE PLAINTIFFS’ CLAIMS
The wrongdoing alleged by the Plaintiff essentially falls under two areas. The Plaintiffs first challenge the negotiation process used with TMH, arguing that the Executive and Director Defendants breached their fiduciary duties in their efforts to obtain the best price reasonably available to the stockholders, in violation of their fiduciary duties under the Revlon55 doctrine. Second, the Plaintiffs attack the negotiations between the Director Defendants (through the Sub-Committee) and Rosenkranz with respect to differential consideration. The Plaintiffs allege that the Director Defendants and Rosenkranz breached their fiduciary duties to the Class A stockholders in approving the consideration differential. Additionally, the

54 See id. Ex. 11, Delphi Fin. Group, Inc., Definitive Proxy Statement (Schedule 14A), at 72-74 (Feb. 21, 2012).
55 Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 179 (Del. 1986).

Plaintiffs assert that Rosenkranz breached his fiduciary and contractual obligations in seeking such a differential in the first instance because the Delphi Charter prohibits the unequal distribution of merger consideration. Finally, the Plaintiffs contend—without, however, much enthusiasm—that Delphi’s February 2012 Proxy Statement omits or misrepresents material information in violation of the Board’s disclosure obligations.
With respect to the negotiations with TMH, the Plaintiffs point to several instances of wrongdoing on the part of Rosenkranz, the Executive and Director Defendants, and TMH.56 They contend that Rosenkranz, who holds a fiduciary position as Board member, CEO, and controlling stockholder, dominated the negotiation process with TMH against the interests of the Class A stockholders. The Plaintiffs assert that Rosenkranz’s interests were not aligned with the stockholders’ when he negotiated with TMH because he knew that he would collect a higher price per share than the Class A stockholders. The Plaintiffs contend that Rosenkranz intended from the outset to receive a premium on his Class B shares at the expense of the Class A shares, and is attempting, by tying the vote on the Charter Amendment with the vote on the Merger, to coerce the Class A stockholders into amending the provisions of Delphi’s Charter that prohibit such disparate consideration, in violation of his fiduciary and contractual obligations.

56 I need not at this stage of the proceedings address whether THM aided and abetted the other Defendants’ alleged misconduct.

The Plaintiffs allege that the Board went along with this plan by allowing Rosenkranz to remain the face of Delphi in negotiations with TMH even after Rosenkranz disclosed his intent to procure disparate consideration and by allowing the Merger to be predicated on a coercive vote on the Charter Amendment.
Related to Rosenkranz’s and the Director Defendants’ failure to secure the best price available, the Plaintiffs present several allegations concerning Acorn and the RAM Contracts. The Plaintiffs contend that Rosenkranz has funneled money to himself through the RAM Contracts, thereby depressing Delphi’s share price, which caused Lazard to value Delphi at too low a price in its Fairness Opinion. Additionally, the Plaintiffs accuse Rosenkranz of usurping a corporate opportunity belonging to Delphi by using Delphi employees and resources to provide lucrative investment consulting services through Acorn to third parties, diverting a revenue stream that should have flowed to Delphi and that would have increased Delphi’s value to potential bidders. The Plaintiffs also allege that Rosenkranz has obtained, or attempted to obtain, through negotiations with and aided and abetted by TMH, disparate consideration by preserving the income stream flowing from the RAM Contracts.
In addition to attacking the negotiation process with TMH, the Plaintiffs assert that the Sub-Committee did not achieve a fair result with respect to the differential consideration. The Plaintiffs argue that Rosenkranz breached his fiduciary and contractual obligations to the stockholders by seeking disparate consideration in the first place, as the Delphi Charter requires equal treatment of Class A and Class B shares in the distribution of merger consideration. For the same reasons, argue the Plaintiffs, the Director and Executive Defendants breached their fiduciary duties in facilitating and approving the consideration differential. The Plaintiffs also contend that, even assuming that some level of disparate consideration is permissible, the Sub-Committee members, in breach of their fiduciary duties, failed to negotiate a fair price for the Class A stockholders.57
III. ANALYSIS
I may issue a preliminary injunction only where I find that the moving party has demonstrated a reasonable likelihood of success on the merits, that failure to enjoin will result in irreparable harm to the moving party, and that a balancing of the equities discloses that any harm likely to result from the injunctive relief is

57 For the purposes of this Motion only, I assume, as the Director Defendants did, see DDAB at 47, that the entire fairness standard of review applies to the approval of the disparate Merger consideration. Under In re John Q. Hammons Hotels, Inc. Shareholder Litigation, 2009 WL 3165613 (Del. Ch. Oct. 2, 2009), this Court reviews transactions where a controlling stockholder stands on one side under entire fairness unless (1) a disinterested, independent, and sufficiently empowered special committee recommends the transaction to the board and (2) the majority of the minority stockholders approve the transaction in a non-waivable vote. Id. at * 12. “Threats, coercion, or fraud” on the part of the controlling stockholder, however, may nullify either procedural protection. Id. at *12 n.38. With the Hammons rule thusly framed, I nevertheless make no finding on the satisfaction of the relevant procedural protections, as I find that the Plaintiffs are reasonably likely to prove at trial that, per the obligations created by the Delphi Charter and the Director and Executive Defendants’ duties to uphold them, Rosenkranz was not entitled to differential consideration in any amount. Such a finding at trial would, of course, eliminate the need to determine whether the disparity in Merger consideration was “fair.”

outweighed by the benefit conferred thereby.58 Although I find that the Plaintiffs have demonstrated a reasonable probability of success on the merits of some of their claims, I nonetheless find that injunctive relief here is inappropriate. The threatened harm here is largely, if not completely, remediable by damages, and because the value of injunctive relief to the stockholder class seems likely to be overwhelmed by the concomitant loss, I must deny the Plaintiffs’ request for a preliminary injunction.
A. Reasonable Probability of Success
As discussed above, the Plaintiffs’ allegations essentially fall under two categories: those attacking the negotiation of the Merger price, and those attacking the differential consideration. Under the former category, the Plaintiffs challenge the negotiations with TMH and Rosenkranz’s involvement therein, as well as the effect of the Acorn business and RAM Contracts on Delphi’s value to potential bidders. Under the latter category, the Plaintiffs challenge Rosenkranz’s entitlement to disparate consideration, the effectiveness of the Sub-Committee’s negotiations with Rosenkranz, and Rosenkranz’s potential receipt of additional consideration not shared with the Class A stockholders through an alleged agreement with TMH to maintain the RAM Contracts. I address below the

58 See Unitrin, Inc. v. Am. Gen. Corp., 651 A.2d 1361, 1371 (Del. 1995); Revlon, 506 A.2d at 179.

Plaintiffs’ likelihood of success on these arguments and their allegations regarding disclosure violations.
1. Challenges to the Negotiations with TMH and the Price Approved by the Special Committee
Once the Director Defendants decided to sell the Company for cash, they assumed a duty under the Revlon doctrine to undertake reasonable efforts to obtain the highest price reasonably available in the sale of the Company.59 The so-called Revlon duty requires a board to “act reasonably, by undertaking a logically sound process to get the best deal that is realistically attainable.”60 Thus, in evaluating the sale process of a company, rather than deferring to the board’s informed, disinterested, and good faith actions under the business judgment rule, this Court instead examines the board’s conduct with enhanced scrutiny using a reasonableness standard.61 Specifically, the Court examines “the adequacy of the

59 In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 192 (Del. Ch. 2007) (citing Revlon, 506 A.2d at 184); see also Paramount Commc’ns, Inc. v. QVC Network, Inc., 637 A.2d 34, 44 (Del. 1994) (“In the sale of control context, the directors must focus on one primary objective—to secure the transaction offering the best value reasonably available for the stockholders—and they must exercise their fiduciary duties to further that end.”).
60 Netsmart, 924 A.2d at 192.
61 See id. at 192 (“Unlike the bare rationality standard applicable to garden-variety decisions subject to the business judgment rule, the Revlon standard contemplates a judicial examination of the reasonableness of the board's decision-making process.”); In re Toys “R” Us, Inc. S’holder Litig., 877 A.2d 975, 1000 (Del. Ch. 2005) (“[In Revlon,] the Supreme Court held that courts would subject directors subject to . . . a heightened standard of reasonableness review, rather than the laxer standard of rationality review applicable under the business judgment rule.”).

decision-making process” and “the reasonableness of the directors’ actions in light of the circumstances then existing.”62
The Plaintiffs argue that the Special Committee faltered when it allowed Rosenkranz to take the lead in negotiations despite his conflict of interest with the Class A stockholders. The Plaintiffs contend that Rosenkranz was content to eschew the highest price per share because his personal interest was to ensure that the Merger was realized; he could then turn and negotiate for disparate consideration for his shares. The Plaintiffs point out that the Board used Rosenkranz to negotiate the deal with TMH even after he disclosed his intention to demand additional compensation for his Class B shares as a condition of his supporting the Merger. The Director Defendants explain that they kept Rosenkranz as lead negotiator because, as CEO, he was the natural choice, and because replacing Rosenkranz with another negotiator might have tipped TMH to the internal conflict or otherwise alarmed TMH, potentially spawning negotiation difficulties or even jeopardizing the entire deal.
As a negotiator, however, Rosenkranz’s interests may not have been entirely aligned with those of the Class A stockholders. Rosenkranz was a fiduciary for Delphi, seeking to extract as much value for the Company as possible for the public shareholders. Nevertheless, though he was the holder of a class of stock

62 QVC, 637 A.2d at 45.

relegated by the Charter to receiving, upon the merger, the same price per share as the publicly held stock, he firmly believed he was entitled to a control premium. Throughout the negotiations, he knew he was negotiating a price which he, as controlling stockholder, would not accept for his stock. Finally, Rosenkranz was the owner of a business, Acorn, which had a contractual relationship with Delphi. Thus, throughout the negotiations, Rosenkranz knew that he would also be negotiating the futures of those contracts with TMH.
In addition to his conflicted roles, Rosenkranz’s actions, and those of the other Executive Defendants, are troubling. Upon being approached by TMH, Rosenkranz did not immediately inform the Board that he would insist on differential consideration for his Class B stock. Instead, Rosenkranz consulted with Coulter, Sherman, and Kiratsous to formulate a plan, not to maximize, via the Merger, return to the stockholders, for whom they are fiduciaries, but to maximize return to Rosenkranz himself.
I am not persuaded, however, by the Plaintiffs’ theory that because Rosenkranz knew he was going to receive disparate consideration, he lacked an incentive to extract the highest price from TMH. Regardless of whether he was able to achieve a premium for his shares, to the extent that Rosenkranz secured a higher overall price, there would be a bigger pie from which Rosenkranz could cut an outsized slice. The Plaintiffs make the argument that Rosenkranz perhaps had an incentive to accept a smaller merger price so that TMH would have more funds available for the renegotiation of the RAM Contracts, in which only Rosenkranz holds an interest. The Special Committee made an attempt to achieve a higher price from TMH after it learned of the side negotiations between Rosenkranz and TMH regarding the RAM Contracts, but was unsuccessful. On the current record, it seems unlikely that money was left on the table by Rosenkranz in anticipation of a lucrative renegotiation of the RAM Contracts.
The Plaintiffs also allege that the existence of Acorn and the RAM Contracts poisoned the sale process. As discussed earlier, after Rosenkranz formed Delphi, Delphi entered into contracts to purchase investment advising services from Acorn through RAM, both of which are Rosenkranz-affiliated entities. These contracts continued after Delphi went public and have been disclosed continuously. Under the Expense Allocation Agreement, Acorn would reimburse Delphi for Acorn’s use of Delphi’s employees, facilities, and other resources to provide services to third parties as well as Delphi. When providing services to Delphi, Acorn would bill the Company through RAM, pursuant to the RAM Contracts. These contracts were terminable at thirty days’ notice by either party.
The Plaintiffs contend that the RAM Contracts were a sham device through which Rosenkranz used Delphi employees and Delphi resources in order to charge Delphi for services that the Company could have provided in house, and to usurp an opportunity which Delphi could have seized to provide similar services to third parties. The Plaintiffs allege that Delphi’s stock price was depressed as a result of this diverted income stream and that the stockholders will be misled by Lazard’s Fairness Opinion, which does not take this into account. The Director Defendants and Rosenkranz argue that the RAM Contracts provided value for Delphi. The record regarding the RAM Contracts remains largely undeveloped at this stage; such evidence as exists warrants further consideration, but it is insufficient to convince me that the Plaintiffs are likely to be able to demonstrate at trial that the existence of Acorn and the RAM Contracts depressed Delphi’s stock price.
2. Challenges to the Negotiations with Rosenkranz and the Sub-Committee’s Approval of Disparate Consideration
The Plaintiffs’ most persuasive argument, based on the preliminary record before me, is that despite a contrary provision in the Delphi Charter, Rosenkranz, in breach of his contractual and fiduciary duties, sought and obtained a control premium for his shares, an effort that was facilitated by the Executive and Director Defendants. As discussed above, Delphi’s Charter contains two classes of stock: Class A, entitled to one vote per share, and Class B, entitled to ten votes per share. Rosenkranz holds all of the Class B shares; thus, even though he only owns 12.9% of Delphi’s equity, he controls 49.9% of the stockholders’ voting power. As a result, Rosenkranz can effectively block any merger or similar transaction that is not to his liking.

Nevertheless, the Delphi Charter contains certain restrictions on Rosenkranz’s power. Though Rosenkranz can act as a controlling stockholder, the Charter provides that, in a merger, the Class A stockholders and the Class B stockholders must be treated equally. Additionally, if Rosenkranz attempts to transfer his Class B stock to anyone besides an affiliate of his, the Class B stock converts into Class A stock. The Merger here is conditioned, at Rosenkranz’s insistence, on a Charter Amendment removing the requirement of equal distribution of merger consideration. Once the Charter is amended, Rosenkranz can receive a higher payment for his shares than the Class A stockholders. At the same time the disinterested Sub-Committee negotiated these provisions with Rosenkranz, Rosenkranz took the lead in the negotiations with TMH, despite this apparent conflict with Delphi’s public stockholders.
Rosenkranz, in taking Delphi public, created, via the Charter, a mechanism whereby he retained voting control of Delphi as the holder of the high-vote Class B stock. As Rosenkranz points out, a controlling stockholder is, with limited exceptions, entitled under Delaware law to negotiate a control premium for its shares.63 Moreover, a controlling stockholder is free to consider its interests alone

63 See Abraham v. Emerson Radio Corp., 901 A.2d 751, 753 (Del. Ch. 2006) (“Under Delaware law, a controller remains free to sell its stock for a premium not shared with the other stockholders except in very narrow circumstances.”); In re Sea-Land Corp. S’holders Litig., 1987 WL 11283, at *5 (Del. Ch. May 22, 1987) (“A controlling stockholder is generally under no duty to refrain from receiving a premium upon the sale of his controlling stock.”).

in weighing the decision to sell its shares or, having made such a decision, evaluating the adequacy of a given price.64 Rosenkranz contends that as a stockholder he has the right to control and vote his shares in his best interest, which generally includes the right to sell a controlling share for a premium at the expense of the minority stockholders.
The Plaintiffs argue that by including a provision in Delphi’s Charter providing that Class B stockholders would accept the same consideration as Class A stockholders in the case of a sale, Rosenkranz gave up his right to a control premium. They argue that by approving a merger conditioned on the Charter Amendment, which restores Rosenkranz’s right to obtain disparate consideration for his shares, the Board and Rosenkranz are coercing the stockholders into choosing between approving the Merger at the cost of a substantial premium to Rosenkranz or voting against the Merger and forgoing an otherwise attractive deal (that could nevertheless be more attractive sans the Rosenkranz premium). The Plaintiffs allege that the Charter Amendment is coercive because in order to realize the benefits of the merger, the stockholders must induce Rosenkranz’s consent by repealing a Charter provision that exists to protect them from exactly this situation. In other words, the Plaintiffs contend that although Rosenkranz may sell his stock

64 See Hammons, 2009 WL 3165613, at * 14 (“In the first instance, there is no requirement that [a controller] sell his shares. Nor is there a requirement that [a controller] sell his shares to any particular buyer or for any particular consideration, should he decide in the first instance to sell them.”).

generally free of fiduciary concerns for the minority stockholders, he may not do so in a way that coerces the stockholders’ concession of a right guaranteed under the Charter.
Rosenkranz and the Board counter that the Charter specifically provides for amendment. The Director Defendants also argue that, notwithstanding the Charter provision requiring the equal distribution of consideration to Class A and Class B stockholders in the event of a sale, the sale to TMH involves a substantial premium over market and is a compelling transaction—one which the stockholders ought to have the opportunity to accept, even if they must also approve the Charter Amendment to consummate the Merger. 65 The Director Defendants state:
[I]f stockholders like the transaction, they will support the Certificate Amendment, and if they don’t like the transaction, they won’t. Amazingly, the supposed source of “coercion” is that the price being offered by [TMH] is so high that stockholders might actually want to accept it. By this definition, every good deal is “coercive.”66
The argument of the Director Defendants and Rosenkranz reduces to this syllogism: Rosenkranz, in taking Delphi public in 1990, retained control. Notwithstanding his retention of control, he gave up, through Section 7 of the Delphi Charter, the right to receive a control premium. Consistent with Delaware

65 In other words, the Director Defendants argue that they faced the same issue this Court faces here in balancing the equities concerning injunctive relief: whether the proposed deal, despite its flaws, should be put before the stockholders for a vote on the grounds that it offers an attractive premium over the market price of the Class A stock.
66 DDAB at 74-75.

law,67 however, the Charter provided for its own amendment by majority vote of the stockholders. Thus, since Rosenkranz is, as a controlling stockholder, generally unconstrained by fiduciary duties when deciding whether to sell his stock, he is permitted to condition his approval of a sale on both a restoration of his right to receive a control premium and on actually receiving such a premium. I find this argument unpersuasive.
Section 7 of the Charter gives the stockholders the right to receive the same consideration, in a merger, as received by Rosenkranz. I assume that the stockholders, in return for the protection against differential merger consideration found in the Charter, paid a higher price for their shares.68 In other words, though Rosenkranz retained voting control, he sold his right to a control premium to the Class A stockholders via the Charter. The Charter provision, which prevents disparate consideration, exists so that if a merger is proposed, Rosenkranz cannot extract a second control premium for himself at the expense of the Class A stockholders.

67 See 8 Del. C. § 242.
68 At oral argument, neither Rosenkranz nor the Director Defendants provided a convincing explanation as to why a prohibition on disparate consideration would have been included other than to improve the marketability of Delphi’s public shares. In his deposition, Rosenkranz claimed that the primary reason for having two stock classes was “to avoid the risk that Delphi would be sold at an inadequate price at an inopportune time, once it was publicly traded” and that he wanted to exit Delphi “at a time and on terms that were acceptable to [him].” Rosenkranz Dep. 58:10-59:21. With respect to the Charter Amendment, Rosenkranz argued that he was simply controlling when the stock was to be sold and that the Charter Amendment was really just an altruistic act that would give the Class A stockholders “an opportunity to accept a proposal which [Rosenkranz would] otherwise . . . reject.” Id. at 80:8-16.

Of course, the Charter provided for its own amendment. Presumably, Rosenkranz, clear of any impending sale, could have purchased the right to a control premium back from the stockholders through a negotiated vote in favor of a charter amendment. But to accept Rosenkranz’s argument and to allow him to coerce such an amendment here would be to render the Charter rights illusory and would permit Rosenkranz, who benefited by selling his control premium to the Class A stockholders at Delphi’s IPO, to sell the same control premium again in connection with this Merger. That would amount to a wrongful transfer of merger consideration from the Class A stockholders to Rosenkranz.
What would have happened if Rosenkranz had respected the Charter provision? He would still have had voting control. He may have insisted that no merger occur without consideration for all shares of at least $53.875, which likely would have killed the deal and restored the status quo. 69 Or, without his steadfast belief that he was entitled to a differential, Rosenkranz may have agreed to a deal for all shares at $46, representing as it does a substantial premium over market. Because Rosenkranz sought instead to exact a control premium he had already bargained away, the answer to the question posed above is unknowable.

69 See DDAB Ex. 13, at DEL_SCP00000141 (“[TMH] said that if the Company had asked for a price starting with a ‘5,’ [TMH] would have ended its discussions with the Company entirely.”).

Our Supreme Court has stated that a corporate charter, along with its accompanying bylaws, is a contract between the corporation’s stockholders.70 Inherent in any contractual relationship is the implied covenant of good faith and fair dealing.71 This implied covenant “embodies the law’s expectation that each party to a contract will act with good faith toward the other with respect to the subject matter of the contract.”72 A party breaches the covenant “by taking advantage of [its] position to control implementation of the agreement’s terms,” such that “[its] conduct frustrates the ‘overarching purpose’ of the contract.”73
The Plaintiffs argue that Rosenkranz has breached the implied covenant of good faith and fair dealing. They assert that the stockholders, therefore, have a remedy for breach of contract as well as fiduciary duty. They point out that, following the Defendants’ logic, the existence of the amendment procedure rendered the provision mandating equal price on sale for the Class A and B shares a sham, since Rosenkranz retained the ability to coerce a charter amendment, and thus a control premium, in connection with any favorable merger offer. Implicit in

70 See Airgas, Inc. v. Air Prods. & Chems., Inc., 8 A.3d 1182, 1188 (Del. 2010) (“Corporate charters and bylaws are contracts among a corporation's shareholders; therefore, our rules of contract interpretation apply.”).
71 See Dunlap v. State Farm Fire & Cas. Co., 878 A.2d 434, 441-43 (Del. 2005) (“Recognized in many areas of the law, the implied covenant attaches to every contract . . . .” (footnote omitted)).
72 Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020, 1032 (Del. Ch. 2006) (internal quotation marks omitted).
73 Dunlap, 878 A.2d at 442.

the Plaintiffs’ argument is that, had the purchasers of Delphi’s public stock realized this, they may not have purchased the stock, at least at the price paid.
I need not decide at this preliminary stage whether the rights of the stockholder class here sound in breach of contract as well as breach of fiduciary duty. It suffices that I find on the present record that the Plaintiffs bought Delphi’s stock with the understanding that the Charter structured the corporation in such a way that denied Rosenkranz a control premium, and that as a result, Rosenkranz effectively extracted a control premium from the initial sale of the Class A shares, while at the same time retaining his voting majority. I therefore find that the Plaintiffs are reasonably likely to be able to demonstrate at trial that in negotiating for disparate consideration and only agreeing to support the merger if he received it, Rosenkranz violated duties to the stockholders.
Next, the Plaintiffs argue that Rosenkranz’s attempts to preserve the RAM Contracts after the Merger will result in a form of disparate consideration that would contravene the Charter, to the detriment of the Class A stockholders. As described below, the process by which Rosenkranz negotiated both as a fiduciary for Delphi and, at the same time, for himself as a controlling stockholder, is troubling. I note, however, that these contracts can be canceled at thirty days’ notice. Despite the Plaintiffs’ arguments to the contrary, TMH has little incentive to pay more to Rosenkranz than the actual value of Acorn’s services to TMH:

Rosenkranz is contractually obligated to vote in favor of the Merger per a voting agreement, thus obviating any reason for TMH to induce Rosenkranz’s support through overpayment for Acorn’s services. Therefore, despite Rosenkranz’s potential conflict in negotiating both for Delphi and for Acorn, I do not find that the Plaintiffs have demonstrated a reasonable probability that a post-Merger contract involving RAM or Acorn will net Rosenkranz any disparate consideration in violation of Delphi’s Charter.
3. Alleged Disclosure Violations
The Plaintiffs allege that the Board has breached its fiduciary duty of disclosure through a series of material omissions in Delphi’s February 2012 Proxy (the “Proxy”). The Plaintiffs contend that the Proxy fails to disclose information relating to RAM and Rosenkranz’s consulting agreements, Macquarie’s advisory relationship with Delphi, the sales process generally, Lazard’s Fairness Opinion, and cash bonuses reserved for the Executive Defendants. This information is of the “tell me more” variety, and given the quantity and quality of the disclosure provided in the Definitive February 2012 Proxy, I find that the Plaintiffs are unlikely to succeed on the merits of their claims alleging disclosure violations.
When a board seeks stockholder action, such as a vote on a proposed merger, the board has a “fiduciary duty to disclose fully and fairly all material information within the board’s control.”74 For an alleged omission or misrepresentation to constitute a breach of fiduciary duty, it must be substantially likely that “a reasonable shareholder would consider it important in deciding how to vote .”75 This standard contemplates a showing by the plaintiff that, “under all the circumstances, the omitted [or misrepresented] fact would have assumed actual significance in the deliberations of a reasonable shareholder.”76 Such is the case when the information, if properly disclosed, “would have been viewed by a reasonable investor as having significantly altered the total mix of information made available.”77 In limiting the disclosure requirement to all “material” information, Delaware law recognizes that too much disclosure can be a bad thing. As this Court has repeatedly recognized, “a reasonable line has to be drawn or else disclosures in proxy solicitations will become so detailed and voluminous that they will no longer serve their purpose.”78 If anything, Delphi’s Proxy is guilty of such informational bloatedness, and not, as the Plaintiffs contend, insufficient disclosure.
The Plaintiffs, in any event, did not raise any disclosure issues at oral argument on their Motion for Preliminary Injunction, perhaps because the

74 In re Cogent, Inc. S’holder Litig., 7 A.3d 487, 509 (Del. 2010) (emphasis added).
75 Rosenblatt v. Getty Oil Co., 493 A.2d 929, 944 (Del. 1985) (quoting TSC Indus. v. Northway, Inc., 426 U.S. 438, 449 (1976)).
76 Getty Oil, 493 A.2d at 944 (quoting TSC Indus., 426 U.S. at 449) (emphasis added).
77 Id. (emphasis added).
78 TCG Sec., Inc. v. S. Union Co., 1990 WL 7525, at *7 (Del. Ch. Jan. 31, 1990).

violations the Plaintiffs allege are, at best, marginal. The February 2012 Proxy discloses in prolix fashion details of the Merger negotiations and the process executed by the Board, the Special Committee, and the Sub-Committee, warts and all. If disclosure is the best disinfectant, the Proxy is Clorox. As a result, I find little merit in the allegations of disclosure violations.
B. Irreparable Harm and the Balance of the Equities
A preliminary injunction is an “extraordinary remedy . . . [and] is granted sparingly and only upon a persuasive showing that it is urgently necessary, that it will result in comparatively less harm to the adverse party, and that, in the end, it is unlikely to be shown to have been issued improvidently.”79 To demonstrate irreparable harm, a plaintiff must show harm “of such a nature that no fair and reasonable redress may be had in a court of law and must show that to refuse the injunction would be a denial of justice.”80 A harm that can be remedied by money damages is not irreparable.81
Additionally, in the context of a single-bidder merger, the Court when balancing the equities must be cognizant that if the merger is enjoined, the deal may be lost forever, a concern of particular gravity where, as here, the proposed

79 Cantor Fitzgerald, L.P. v. Cantor, 724 A.2d 571, 579 (Del. Ch. 1998) (quoting DONALD J. WOLFE, JR. & MICHAEL A. PITTENGER, CORPORATE AND COMMERCIAL PRACTICE IN THE DELAWARE COURT OF CHANCERY § 10–2(a)).
80 Aquila, Inc. v. Quanta Servs., Inc., 805 A.2d 196, 208 (Del. Ch. 2002) (internal quotation marks removed).
81 See Gradient OC Master, Ltd. v. NBC Universal, Inc., 930 A.2d 104, 131 (Del. Ch. 2007) (“There is no irreparable harm if money damages are adequate to compensate Plaintiffs . . . .”).

deal offers a substantial premium over market price. In evaluating the appropriateness of enjoining a given merger, this Court has noted the difference between a single bidder situation and a situation where there exists a competing, potentially superior, rival bid. 82
This Court recently addressed a situation similar to the present action in In re El Paso Corp. Shareholder Litigation. 83 In that case, the Chancellor identified numerous “debatable negotiating and tactical choices made by El Paso fiduciaries and advisors,” which were compounded by a lead negotiator and financial advisor with interests in conflict with those of the El Paso stockholders. 84 The proposed transaction offered a premium of 37% over El Paso’s stock price, however, and was the only bid on the table. 85 The Chancellor, though troubled by the conduct of the El Paso fiduciaries and advisors, declined to enjoin the merger, finding that the stockholders were “well positioned to turn down the [offeror’s] price if they [did] not like it,” noting that while damages were not a perfect remedy, the

82 See Netsmart, 924 A.2d at 208 (contrasting “cases where the refusal to grant an injunction presents the possibility that a higher, pending, rival offer might go away forever,” in which injunctive relief is often appropriate, with “cases [where] a potential Revlon violation occurred but no rival bid is on the table,” in which “the denial of injunctive relief is often premised on the imprudence of having the court enjoin the only deal on the table, when the stockholders can make that decision for themselves”).
83 2012 WL 653845 (Del. Ch. Feb. 29, 2012).
84 Id. at * 1.
85 Id. at *1, *3 n.9.

“stockholders should not be deprived of the chance to decide for themselves about the Merger.”86
Here, the 76% premium offered by TMH dwarfs the premium percentage in El Paso. Moreover, although I have found it reasonably likely that Rosenkranz violated a duty in his role as lead negotiator, his interests were at least in some respects aligned with those of the Class A stockholders.87 Given these considerations, and the fact that, as explained below, money damages can largely remedy the threatened harm, the stockholders’ potential loss of a substantial premium on their shares outweighs the value of an injunction; therefore, I must deny the Plaintiffs’ request for injunctive relief.
Much of the alleged misconduct of which the Plaintiffs complain is remediable by readily ascertainable damages. The Plaintiffs argue that the differential consideration negotiated between Rosenkranz and the Sub-Committee is improper. If so, I may order disgorgement of the improper consideration.88 The Plaintiffs allege that any post-Merger contract between RAM/Acorn and TMH

86 Id. at * 13.
87 Compare Rosenkranz to Doug Foshee, the CEO of El Paso, who, despite being the lead negotiator in the sale of the company, failed to disclose to El Paso’s board his interest in pursuing a management buyout of a significant component of the company’s business. See id. at *7 (“At a time when Foshee’s and the Board’s duty was to squeeze the last drop of the lemon out for El Paso’s stockholders, Foshee had a motive to keep juice in the lemon that he could use to make a financial Collins for himself and his fellow managers interested in pursuing an MBO of the E & P business.”).
88 See generally Thorpe v. CERBCO, Inc., 676 A.2d 436, 437 (Del. 1996) (“[T]he [defendants’] conceded breach of their fiduciary duty renders them liable to disgorge any benefits emanating from, and providing compensation for any damages attributable to, that breach.”).

would constitute additional merger consideration flowing to Rosenkranz, when such consideration rightly belongs to all of the stockholders. If so, such an amount would be recoverable in damages as well. In other words, if these factors constitute harm to the Class A stockholders, it is not irreparable harm.
The Plaintiffs’ allegations regarding past losses to the Company arising from Rosenkranz’s operation of Acorn are more problematic. As described above, the Plaintiffs argue that Acorn, operated with borrowed Delphi employees, facilities, and resources, was a sham; that the investment advice it sold to Delphi under the RAM Contracts could have been produced “in house” for a fraction of what Delphi paid for it; and that its third-party business was a corporate opportunity belonging to Delphi and usurped by Rosenkranz. According to the Plaintiffs, this activity depressed Delphi’s stock price, causing the Lazard Fairness Opinion to be of limited value, since Delphi was worth more than the analysis assumed. Stockholders, under this theory, may be misled by the fairness opinion, and the recommendation of the Board based on that opinion, when choosing whether to vote for the Merger. Moreover, the Plaintiffs argue, TMH may have been willing to pay more for a Delphi unencumbered by the RAM Contracts, in an amount unknowable and thus irremediable by damages, and Rosenkranz may have been willing to forgo the highest merger price in favor of maximizing the value available in the negotiations of the RAM Contracts.

While the concerns above appear irreparable absent an injunction, I give the possibility of such harm little weight. First, it seems unlikely that TMH will feel itself significantly encumbered, let alone bound, by contracts terminable upon thirty days’ notice with a sham entity returning no actual value to Delphi or TMH.89 It is clear from the record that TMH has no legal obligation to keep such contracts in place, and thus it is unlikely that the existence of the RAM Contracts has depressed the price TMH is willing to pay for Delphi.
Similarly, the risk that the stockholders will be misled by Lazard’s Fairness Opinion because Delphi’s stock price was depressed due to the RAM Contracts is only speculative. The record is insufficient to demonstrate that those contracts, in place since Delphi’s IPO and disclosed continuously thereafter, were wrongful, and if so, to what extent they may have affected Delphi’s stock price, if at all. To the extent they have, they have similarly decreased the price each stockholder paid for his shares. Moreover, the existence of the RAM Contracts, the Board’s concern that negotiations over those contracts between Rosenkranz and TMH might have involved hidden additional compensation for Rosenkranz, as well as the other circumstances I have set out above, are all disclosed in the February 2012 Proxy available to each stockholder.

89 The Defendants hotly contest the value of the RAM Contracts to Delphi, and the record is not at a stage where I can determine the issue with confidence.

In that vein, I also find that the alleged disclosure violations provide no basis for injunctive relief. The February 2012 Proxy fully informs the stockholders about the concerns detailed above. With respect to the differential consideration, which I view as the issue raised by Plaintiffs most likely to be successful, any recovery in damages will be on top of the amount at which the stockholders are being asked to tender their shares. In light of all the issues raised above, the stockholders have a fair if not perfect ability to decide whether to tender their shares or seek appraisal rights under 8 Del. C. § 262.
I find the opportunity to exercise that franchise particularly important here. The price offered by TMH for the Class A shares, even though less than what Rosenkranz will receive in the Merger, is 76% above Delphi’s stock price on the day before the Merger was announced.90 No party has suggested that another suitor is in the wings or is likely to be developed at a greater, or even equal, price. Nothing beyond the Plaintiffs’ speculation about the effects of the Acorn business and RAM Contracts indicates that injunctive relief would lead to negotiation of a significant increase in price. In fact, it seems at least as likely that a renegotiated deal may yield a lower price, or a loss of the Merger entirely and a return to the status quo ante, including regarding stock price. Having determined that a judicial intervention at this point is unlikely to prove a net benefit to the plaintiff class, and

90 See supra note 52.

may cause substantial harm, it is preferable to allow the stockholders to decide whether they wish to go forward with the Merger despite the imperfections of the process leading to its formulation.
The Plaintiffs make a final argument that injunctive relief must be afforded here, based upon the deterrent effect of an injunction: they argue that if I decide that the proffered deal is “good enough” to cause this Court to deny injunctive relief despite the wrongful differential they see Rosenkranz as extorting from the stockholders, I will be, to paraphrase Chairman Mao, letting a thousand little Rosenkranzes bloom. It is obvious to me, however, that the available damages remedies, particularly in this case where damages may be easily calculated, will serve as a sufficient deterrent for the behavior the Plaintiffs allege here.
CONCLUSION
Robert Rosenkranz founded Delphi, built its value, and took the Company public. The complaints about the RAM Contracts notwithstanding, the Plaintiffs concede that, as a public company, Delphi has been well-run by Rosenkranz and the Board. Having built Delphi, and having retained control of the Company throughout, Rosenkranz clearly feels morally entitled to a premium for his stock. The Plaintiffs have demonstrated a reasonable likelihood that they will be able to prove at trial that Rosenkranz is not so entitled, however.

Nonetheless, given that the meritorious allegations discussed above are remediable by damages, I find it in the best interests of the stockholders that they be given the opportunity to decide for themselves whether the Merger negotiated by Rosenkranz and the Director Defendants offers an acceptable price for their shares. For the foregoing reasons, the Motion for Preliminary Injunction is denied.
IT IS SO ORDERED.